Exhibit 5.1

April 3, 2017

+1 202 663 6000 (t)

+1 202 663 6363 (f)

wilmerhale.com

Eaton Vance Corp.

Two International Place

Boston, Massachusetts 02110

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Eaton Vance Corp., a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which includes a prospectus dated April 3, 2017 (the “Prospectus”) relating to the offer and sale of an unlimited amount of Notes due 2027 of the Company (the “Securities”).

We are acting as counsel for the Company in connection with the Registration Statement relating to the offering of the Securities pursuant to Rule 415 under the Securities Act. The Securities will be issued pursuant to an indenture dated October 2, 2007 (the “Base Indenture”) between the Company and Wilmington Trust Company, as trustee (the “Trustee”), which is filed as an exhibit to the Registration Statement, and duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as supplemented by a third supplemental indenture (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) relating to the Securities to be entered into between the Company and the Trustee, a form of which is filed as an exhibit to the Registration Statement.

We have examined and relied upon signed copies of the Registration Statement, including the exhibits thereto. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

Eaton Vance Corp.

April 3, 2017

We are expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to any of the Securities other than the Company. We have assumed that such agreements are, or will be, the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.

In rendering the opinion set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture, (ii) the Indenture is a valid and binding obligation of the Trustee; and (iii) the Trustee shall have been qualified under the Trust Indenture Act. We have also assumed that there will not have occurred, prior to the date of issuance of the Securities, any change in law affecting the validity or enforceability of such Securities and that at the time of the issuance and sale of the Securities, the Board of Directors of the Company (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Securities.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York and the State of Maryland.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Securities, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

On the basis of, and subject to, the foregoing, we are of the opinion that when (i) the terms of the Securities and their issuance and sale have been specifically authorized by proper action of the Company’s Board of Directors, an authorized committee thereof and/or officers of the Company acting pursuant to delegated authority (“Authorizing Votes”), (ii) the Supplemental Indenture has been duly authorized by all requisite action, corporate or other, by the Company, (iii) the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture and the Authorizing Votes, and (iv) such Securities have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the

Eaton Vance Corp.

April 3, 2017

consideration therefor duly approved by the Company, the Securities will constitute valid and binding obligations of the Company enforceable against the Company, in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner